Exhibit 99.1

Consumers Bancorp Inc. Announces New Branch Location in Malvern, Ohio
and Reports Third Quarter and Nine Month Fiscal 2005 Results

Minerva, Ohio—April 20, 2005 (OTCBB: CBKM) Consumers Bancorp Inc. (Consumers) and Consumers National Bank (CNB) have filed an application today with the Office of Comptroller of the Currency for the purpose of establishing a new branch to offer full service banking to the Malvern, Ohio community. The Malvern branch of CNB will be located approximately one-half mile West of the intersection of Routes 183 and 43 in Carroll County Ohio. Public comments may be directed to the Office of the Comptroller of the Currency at Central District Office, Licensing Manager, One Financial Place, Suite 2700, 400 South LaSalle Street, Chicago, Illinois 60605 or on the Internet at www.CE.Licensing@OCC.treas.gov.

Steven L. Muckley, President and Chief Executive Officer of Consumers Bancorp Inc. and Consumers National Bank, stated “We are excited about the possibility of opening a new branch to service customers in the Malvern, Ohio community. The Malvern branch will compliment CNB’s branch demographics. The added convenience and our friendly personalized service will give us the opportunity to expand our presence in this community.”

Consumers today also reported third quarter earnings per share of $0.21, a decrease of 8.7% compared to $0.23 for the same period ended March 31, 2004. Net income for the quarter was $444 thousand, a decrease of 11.4% from $501 thousand reported for the same quarter a year ago. Return on average assets (ROA) and return on average equity (ROE) for the third quarter of 2005 were 0.94% and 9.32%, respectively. This compares to ROA of 1.11% and ROE of 11.20% for the third quarter of 2004.

For the nine months ended March 31, 2005, net income was $1.7 million, an increase of 19.4% compared to $1.4 million for the same period last year. Net income per share for fiscal year-to-date 2005 was $0.78, increasing 20.0% from $0.65 for the same period last year. ROA and ROE for the nine months ended March 31, 2005 were 1.18% and 11.77%, respectively, compared to 1.03% and 10.53%, respectively, for the same period last year.

Consumers net interest income decreased $30 thousand over the prior year’s quarter results, and increased $245 thousand over 2004 fiscal year-to-date results. Competitive market pricing during the quarter ended March 31, 2005 has resulted in a decrease in the net interest margin to 4.95% compared to 5.12% from the previous quarter ended December 31, 2004. The net interest margin decreased to 5.10% for the nine month period ended March 31, 2005 from 5.14% for the same period in 2004.

Non-interest expense increased $145 thousand, or 2.5%, for the 2005 fiscal year-to-date from the same period last year. This increase was mainly due to higher consulting and professional fees as Consumers has reorganized and has begun to position itself for future growth. Non-interest expense recorded during the nine months ended March 31, 2004 included a non-recurring pretax charge of $180 thousand relating to the resignation of the Corporation’s former president.

Assets at March 31, 2005 totaled $189.1 million, an increase of $2.5 million from March 31, 2004. Total loans increased by $7.8 million and deposits remained relatively constant during the nine month period of

June 30, 2004 to March 31, 2005. Funding for loan growth during the nine month period ended March 31, 2005 occurred primarily through the reduction of available for sale securities combined with growth in short-term Federal Home Loan Bank borrowings.

Non-performing assets were $2.6 million at March 31, 2005, up from $2.2 million at December 31, 2004 and down from $3.6 million at March 31, 2004. Non-performing loans as a percent of the loan loss allowance represented 74.20% and 62.15% at March 31, 2005 and 2004, respectively. Net charge-offs as a percent of loans outstanding for the nine months ended March 31, 2005 and 2004 were 0.32% and 0.27%, respectively. At March 31, 2005, the allowance as a percent of outstanding loans decreased to 1.00% as compared with 1.32% for the same period last year.

The Board of Directors of Consumers Bancorp Inc., declared a $0.09 per share cash dividend for shareholders of record on February 22, 2005 that was paid on March 21, 2005.

Steven L. Muckley, stated “Third quarter earnings were impacted by margin compression due to an increase in the cost of funds and due to higher consulting and professional fees. However, we are pleased with our overall financial performance over the past nine months, with a 20.0% increase in net income per share for fiscal year-to-date 2005 compared to the same period in 2004.”

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East Canton, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results and performance to differ materially from those contemplated by these forward-looking statements, see “Forward Looking Statements” in Consumer Bancorp, Inc.’s Annual Report on Form 10-K for the most recently ended fiscal year, which is available upon request.

Contact: Steven L. Muckley, President, Chief Executive Officer & Acting Chief Financial Officer
1-330-868-7701 extension 140.

Consumers Bancorp Inc.
Consolidated Financial Highlights
March 31, 2005

(Dollars in thousands, except per share data)

	Three Month Periods Ended		Nine Month Periods Ended
	March 31,	March 31,	March 31,	March 31,
	2005	2004	2005	2004
EARNINGS:
Net interest income	$2,122	$2,152	$6,617	$6,372
Provision for loan losses	56	75	77	340
Other income	544	517	1,735	1,698
Other expenses	1,971	1,873	5,866	5,721
Income tax expense	195	220	730	603
Net income	444	501	1,679	1,406

Net income per share –
Basic	$0.21	$0.23	$0.78	$0.65

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.94%	1.11%	1.18%	1.03%
Return on average equity	9.32%	11.20	11.77	10.53
Net interest margin FTE	4.95%	5.23	5.10	5.14

MARKET DATA:
Book value/common share	$8.91	$8.46
Market close, bid	18.00	23.50
Period end common shares	2,143,444	2,146,281
Average equity: avg. assets	10.12%	9.89%	10.02%	9.75%
Average common shares	2,145,708	2,146,281

ASSET QUALITY:
Net charge-offs	$16	$64	$358	$261
Non-performing assets	2,588	3,584
Allowance for loan losses	1,473	1,764
Net charge-offs to Total Loans (Annualized)	0.04%	0.19%	0.32%	0.27%
ALLL to Total Loans	1.00%	1.32%

ENDING BALANCES:
Assets	$189,083	$186,577
Deposits	154,285	158,135
Loans, net	146,447	132,204
Securities, available for sale	25,948	29,461
Federal Home Loan Bank borrowings	9,247	2,805
Shareholders’ Equity	19,102	18,156